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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Markel Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Shareholders

To the Shareholders of Markel Corporation:

Notice is hereby given that the 2011 Annual Meeting of Shareholders of Markel Corporation (the “Company”) will be held at Richmond CenterStage, 600 East Grace Street, Richmond, Virginia, on Monday, May 9, 2011, starting at 4:30 p.m.

The purposes for which the meeting is being held are:

1. To elect a Board of Directors consisting of ten persons to serve until the next annual meeting of shareholders;

2. To hold an advisory vote on executive compensation;

3. To hold an advisory vote on the frequency of the advisory vote on executive compensation;

4. To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2011; and

5. To transact such other business as may properly come before the meeting.

This year, we are again taking advantage of the Securities and Exchange Commission (“SEC”) rule allowing shareholders to receive proxy materials over the Internet. We have mailed to most beneficial owners of our shares a notice of availability of proxy materials. Registered owners of our shares, owners of our shares through Company benefit plans and other shareholders who have requested paper copies of materials are receiving a copy of proxy materials by mail. In any case, it is important that your shares be represented and voted. Whether or not you expect to attend the meeting in person, you are requested to promptly vote and submit your proxy by phone, via the Internet, or, if you have received a printed copy of these proxy materials by mail, by signing, dating, and returning your proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2010 is being mailed with this Notice and the Proxy Statement to shareholders receiving paper copies.

You are cordially invited to attend the meeting. Directions to attend the meeting may be obtained by writing Bruce Kay, Investor Relations, at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060, or by calling (800) 446-6671.

By Order of the Board of Directors

D. Michael Jones

Secretary

March 18, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2011

The Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders and the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at www.markelcorp.com/proxymaterials.

4521 Highwoods Parkway

Glen Allen, Virginia 23060

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 9, 2011

The accompanying proxy is solicited by the Board of Directors of Markel Corporation for use at the Annual Meeting of Shareholders of the Company to be held May 9, 2011, or any adjournments of the meeting, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. A Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”), containing instructions on how to access this Proxy Statement and our Annual Report online, was mailed to some of the Company’s shareholders on or about March 18, 2011. On that date, we also began mailing a full set of proxy materials to other shareholders and to those shareholders who had requested paper copies of our proxy materials.

If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the Annual Report to Shareholders. Instead, the E-Proxy Notice instructs you how you may access and review all of the important information contained in the proxy materials, including the Company’s Annual Report to Shareholders. The E-Proxy Notice also instructs you how you may submit your proxy. If you would like to receive a printed copy of our proxy materials, including our Annual Report to Shareholders, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Record Date

The Board of Directors has fixed the close of business on March 3, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments. Each holder of record of the Company’s Common Stock, no par value (the “Common Stock”), on the record date will be entitled to one vote for each share registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 9,718,932 shares of Common Stock were outstanding and entitled to vote at the meeting. A majority of the outstanding shares on the record date constitutes a quorum for the meeting. Abstentions and broker non-votes are counted in determining a quorum.

Solicitation

If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or personal interview by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

Proxies

The shares represented by all properly executed proxies received by the Secretary of the Company will be voted as set forth in the proxy. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.

Votes Required

In the election of directors, the ten nominees receiving the greatest number of votes will be elected even if they do not receive a majority. The ratification of appointment of the Company’s independent registered public accounting firm requires more votes in favor than votes against. Abstentions and broker non-votes will not be counted as a vote in favor or against and therefore will not affect the outcome on any matter.

ELECTION OF DIRECTORS

Nominees

A board of ten directors will be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Company’s Board of Directors currently consists of ten directors. All of the directors were elected by the shareholders at the 2010 Annual Meeting. All Board members attended the 2010 Annual Meeting, and all are expected to attend the 2011 Annual Meeting, absent unusual circumstances.

Each of the nominees has consented to being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the following table.

The Board of Directors recommends a vote FOR the election of the ten nominees named below. It is expected that each of the nominees will be able to serve, but if any nominee is unable to serve for any reason (which is not now anticipated), the Board of Directors will name a substitute nominee, and the proxies will vote for that person.

The Board of Directors believes that each nominee possesses integrity; leadership and policy making experience; the communication and interpersonal skills necessary to function effectively as a member of a decision-making body; and the ability to act in the best interests of the shareholders in order to serve the Company. In addition, the nominees collectively bring to the Board a combination of business and financial expertise, government or community service, and diversity of experience and of background to equip the Board to deal with the range of issues it must address.

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since

ALAN I. KIRSHNER, 75

Chairman of the Board of Directors and Chief Executive Officer since September 1986. Mr. Kirshner has been with the Company since 1960 and has been its Chairman of the Board and Chief Executive Officer since it became a public company in 1986. Mr. Kirshner, Anthony Markel and Steven Markel have functioned collectively as the senior leadership team over that period as the Company has grown from approximately $60 million in total assets to over $10 billion. Mr. Kirshner brings to the Board extensive executive management experience and in-depth knowledge of the Company and its operations.

1978

ANTHONY F. MARKEL, 69

Vice Chairman since May 2008; President and Chief Operating Officer March 1992-April 2008. Director, Hilb, Rogal & Hobbs Company, 1998-2008. Mr. Markel has been employed by the Company since 1964 and has been a member of its senior leadership team since it went public, with a focus on operations. He has held numerous leadership positions in the insurance industry (most recently as a member of the Board of Governors of the Property Casualty Insurance Association of America from 2002 to 2009) and has served a director of Hilb, Rogal & Hobbs Company, another public company involved in the insurance business, before its acquisition by Willis Group Holdings PLC. Mr. Markel provides an exceptional breadth of industry-relevant experience to the Board and its deliberations.

1978

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since

STEVEN A. MARKEL, 62

Vice Chairman since March 1992. Director, Union First Market Bankshares Corporation; Director, S&K Famous Brands, Inc., 1996-2009. Mr. Markel has been employed by the Company since 1975 and has been a member of its senior leadership team since it went public, with a focus on finance and investments. He has also served as a director of other public companies (Union First Market Bankshares Corporation and S&K Famous Brands). Mr. Markel’s knowledge of the Company’s financial operations and of the investment environment in which the Company operates contributes to the Board’s oversight and understanding of the Company’s financial position.

1978

J. ALFRED BROADDUS, JR., 71

Private Investor; President, Federal Reserve Bank of Richmond, 1993-2004. Director, Albemarle Corporation, Owens & Minor, Inc. and T. Rowe Price Group Inc. Mr. Broaddus has a Ph.D. in economics and was with the Federal Reserve Bank for over 34 years, including over a decade of service as President of the Federal Reserve Bank of Richmond. Since his retirement, he has served as a director of three other public companies. His insights on the economy are useful to the Board in its oversight of the Company’s investment portfolio, and his work at other companies provides additional experience and perspective on corporate governance matters.

2004

DOUGLAS C. EBY, 51

Chairman and Chief Executive Officer, Realty Finance Corporation since May 2010; General Partner, OmniCapital Group, a venture capital firm, since January 2011; Chairman and Chief Executive Officer, TimePartners LLC, an investment advisory firm, November 2006—March 2009; President, Torray LLC, an independent money management firm, 1992-October 2007. Director, Realty Finance Corporation and Level 3 Communications, Inc. Mr. Eby has over 20 years of experience in the securities business, with a focus on investment management and investment advisory services. His experience provides useful perspectives for the Board in its oversight of investment strategy and industry knowledge to assist the Board in comparing the Company’s investment approach and management practices to those of other companies in the financial services industry.

2001

STEWART M. KASEN, 71

Retired; President and Chief Executive Officer, S&K Famous Brands, Inc., a clothing retailer headquartered in Richmond, Virginia, April 2002-May 2007. Director, Gordmans Stores, Inc. and Retail Holdings NV. In February 2009, almost two years after Mr. Kasen’s retirement, S&K Famous Brands, Inc. filed a petition for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code. Director, Lenox Group, Inc., 2000-2009 (Chairman of the Board, 2007-2009); Director, K2, Inc., 1997-2006. In November 2008, Lenox Group, Inc. filed a petition for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Kasen has over 40 years of experience in retailing, having served as chief executive officer of four retail companies before his retirement in 2007. He has been a member of the Board since the Company initially went public and has participated in the oversight of the growth of the Company’s operations during that period. He has both long experience with the Company and an extensive management and retailing background to assist in overseeing the Company’s operations and strategy.

1987

LEMUEL E. LEWIS, 64

Retired; Executive Vice President and Chief Financial Officer, Landmark Communications, Inc., a privately held media company, January 2000-July 2006. Director, Federal Reserve Bank of Richmond and Dollar Tree Stores, Inc. Mr. Lewis’ business career was primarily spent in the media business, where he had both operational and financial responsibilities and he brings insights from both areas of experience to Board deliberations. He has also served as chairman of the board and a member of the audit committee of the Federal Reserve Bank of Richmond and as a director of another public company.

2007

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since
DARRELL D. MARTIN, 62 Retired; Executive Vice President May 2005-September 2009; Chief Financial Officer 1988-2005; Director, 1991-2004. Mr. Martin is a former partner at KPMG, in addition to his long service as the Company’s Chief Financial Officer and as a Director. He acted in an advisory and consulting role for the Company after he stepped down as Chief Financial Officer, and now serves solely as a Board member. He brings financial and accounting expertise to the Board, in addition to his in-depth knowledge of the Company’s operations.	2009

JAY M. WEINBERG, 78

Retired Chairman Emeritus, Hirschler Fleischer, a professional corporation, attorneys-at-law; member of firm 1959-2009. Director, First Capital Bancorp, Inc., 1998-2010. Before his retirement in December 2009, Mr. Weinberg practiced law for over 50 years and, as president of his law firm for fifteen years, actively supervised the business and financial management of the firm. He has served on the audit committees of other public and private companies. His background as a lawyer, manager and business advisor provides extensive experience from which to draw as a member of the Board.

2003

DEBORA J. WILSON, 53 Retired; President and Chief Executive Officer of The Weather Channel June 2004-March 2009. Director, InterNap Network Services Corporation. Ms. Wilson has 30 years of business experience, most recently as chief executive officer of The Weather Channel, which she helped build into a well known and successful multi-media company. In addition to her management background, she has extensive marketing experience which provides a useful perspective as the Board evaluates the Company’s growth plans and strategies.	2009

Family Relationships

Anthony F. Markel and Steven A. Markel are first cousins.

Section 16(a) Beneficial Ownership Reporting Compliance

Due to inadvertent oversights, the following reports under Section 16(a) of the Securities Exchange Act of 1934 were not filed on a timely basis: (i) the maturation of a prepaid forward agreement on February 1, 2010 effecting the disposition of 5,000 shares of Common Stock by Darrell D. Martin, a director, was reported late on Form 4 on February 12, 2010; (ii) payroll deduction purchases through the Markel Corporation Employee Stock Purchase and Bonus Plan on January 15, 2010 and February 3, 2010 of 0.2929 shares and 0.3054 shares, respectively, of Common Stock by John K. Latham, an officer, were reported late on Form 4 on February 16, 2010 and (iii) the purchase on June 3, 2010 of 0.7231 shares of Common Stock by Nora N. Crouch, an officer, was reported late on Form 4 on July 20, 2010.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), the Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation. The Company focuses on a business model under which the combination of underwriting profits and investment returns (including earnings from non-insurance operations) builds shareholder value over the long term. This focus is reflected in the Company’s compensation philosophy and programs, which we believe align the interests of our executive officers with those of our shareholders.

Accordingly, the following resolution (which refers to relevant SEC rules on disclosure of executive compensation) will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”

While this vote is non-binding, the Board of Directors and the Compensation Committee, which is comprised of independent directors, will take the outcome into account in considering future executive compensation arrangements.

Recommendation of the Board

The Board recommends a vote FOR this Proposal.

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTE

The Dodd-Frank Act also requires the Company to provide for a separate shareholder advisory vote on the frequency of shareholder advisory votes approving executive compensation (i.e., once every one, two or three years).

Because the Company’s compensation program emphasizes performance evaluated over the long term and does not materially fluctuate from year to year, the Board recommends that future shareholder advisory votes on executive compensation occur every three years.

While this vote is non-binding, the Board will take the outcome into account when considering how frequently future shareholder advisory votes on executive compensation will occur.

Recommendation of the Board

The Board of Directors recommends voting for the option to have an advisory vote on executive compensation ONCE EVERY THREE YEARS.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

KPMG LLP has been selected by the Audit Committee of the Board of Directors as the independent registered public accountants of the Company for the current fiscal year, subject to ratification by the shareholders. Representatives of KPMG LLP are expected to be present at the 2011 Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. If the shareholders do not ratify the selection of KPMG LLP, the selection of another firm will be considered by the Audit Committee. The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accountants for the current fiscal year.

Total Payments

Total payments by the Company to KPMG LLP for 2010 and 2009 were $3,285,881 and $3,153,498 respectively. Further details are set forth below.

Audit Fees

The aggregate fees billed to the Company by KPMG LLP for audit services for 2010 and 2009 were $3,175,422 and $2,933,498, respectively.

Audit-Related Fees

The aggregate fees billed to the Company by KPMG LLP for audit-related services for 2010 and 2009 and not otherwise reported in the preceding paragraph, primarily for employee benefit plan and regulatory trust account audits, were $66,833 and $95,881, respectively.

Tax Fees

The aggregate fees billed to the Company by KPMG LLP for tax services for 2010 and 2009 were $1,131 and $28,150, respectively, primarily for tax planning.

All Other Fees

The aggregate fees billed to the Company by KPMG LLP for all other services for 2010 and 2009, primarily for due diligence services and actuarial certifications, were $42,495 and $95,969, respectively.

Pre-approval of Services

The Audit Committee pre-approves all audit services and permitted non-audit services to be performed by KPMG LLP. The Audit Committee has delegated authority for pre-approval between meetings to one or more of its members, provided any decision to grant pre-approval is presented to the full committee at its next scheduled meeting.

PRINCIPAL SHAREHOLDERS

The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of February 15, 2011, except as otherwise noted, by (i) each director; (ii) each executive officer named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock; and (iv) all directors and executive officers of the Company as a group (17 persons). For purposes of this table, “beneficial ownership” includes, as required by applicable regulations, shares over which a person has, or shares, voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Direct Ownership[a]		Other Ownership		Total Beneficial Ownership	Percent
Alan I. Kirshner	25,085		258	[b]	25,343	*
Anthony F. Markel	74,175		54,895	[c]	129,070	1.33%
Steven A. Markel	164,851		195,824	[d]	360,675	3.71%
F. Michael Crowley	1,909	[e]	—		1,909	*
Thomas S. Gayner	24,184	[f]	2,447	[g]	26,631	*
Richard R. Whitt, III	4,726	[h]	—		4,726	*
Anne G. Waleski	2,003		—		2,003	*
J. Alfred Broaddus, Jr.	1,164		—		1,164	*
Douglas C. Eby	250		—		250	*
Stewart M. Kasen	2,723		3,028	[i]	5,751	*
Lemuel E. Lewis	2,510		—		2,510	*
Darrell D. Martin	14,640		8,500	[j]	23,140	*
Jay M. Weinberg	3,256		—		3,256	*
Debora J. Wilson	521		—		521	*
All directors and executive officers as a group	344,846	[k]	265,818	[l]	610,664	6.28%
Southeastern Asset Management, Inc., 6410 Poplar Ave., Suite 900, Memphis, TN 38119			863,349	[m]	863,349	8.88%

*	Less than 1% of class.
[a]

Includes the following shares subject to pledges: (i) 24,470 shares that are pledged by Mr. Kirshner as collateral for loans; (ii) 74,175 shares pledged by Anthony F. Markel as collateral for loans; (iii) 95,500 shares pledged by Steven A. Markel as collateral for loans; (iv) 17,872 shares held by Mr. Gayner in a brokerage margin account with respect to which there are currently no outstanding loans; (v) 555 shares held by Mr. Whitt in a brokerage margin account with respect to which there are currently no outstanding loans, and 1,095 shares pledged by Mr. Whitt as collateral for loans; and (vi) 5,907 shares pledged as collateral for loans by an executive officer not named in the table.

[b]	Owned by spouse as to which beneficial ownership is disclaimed.
[c]

Includes 33,871 shares held in Grantor Retained Annuity Trusts for which Anthony F. Markel is trustee and partial beneficiary; 2,443 shares held in trusts for his children for which Mr. Markel is trustee and partial beneficiary; and 6,220 shares held as trustee for the benefit of Mr. Markel and his children. Mr. Markel disclaims beneficial ownership of these shares except with respect to his interests in the trusts. Includes 8,177 shares held as trustee for the benefit of Mr. Markel’s children as to which he disclaims beneficial ownership. Includes 4,184 shares held as trustee in a charitable lead unitrust for the partial benefit of his children, as to which he also disclaims beneficial ownership.

[d]

Includes 49,578 shares held in Grantor Retained Annuity Trusts for which Steven A. Markel is trustee and partial beneficiary and 4,375 shares held as trustee and partial beneficiary of a testamentary trust, as to both of which he disclaims beneficial ownership except with respect to his interest in the trusts. Includes 81,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust, 21,300 shares held as co-trustee for the benefit of Mr. Kirshner’s children, and 23,845 shares held as co-trustee for the benefit of Anthony F. Markel’s children, as to all of which shares Mr. Markel disclaims beneficial ownership. Includes 15,000 shares held in trust for Mr. Markel’s spouse, as to which he disclaims beneficial ownership.

[e]	Excludes 3,367 Restricted Stock Units subject to vesting requirements.
[f]	Excludes 5,832 Restricted Stock Units subject to vesting requirements and 2,805 Restricted Stock Units which have vested, but with respect to which receipt of shares has been deferred.
[g]	Includes 447 shares held as trustee for the benefit of, and 2,000 shares held by, Mr. Gayner’s wife as to all of which shares Mr. Gayner disclaims beneficial ownership.
[h]	Excludes 5,348 Restricted Stock Units subject to vesting requirements.
[i]	Includes 3,028 shares held by Mr. Kasen’s wife as to which he disclaims beneficial ownership.
[j]

Includes 5,000 shares held in a Grantor Retained Annuity Trust for which Mr. Martin is trustee and partial beneficiary. Mr. Martin disclaims beneficial ownership of these shares except with respect to his interests in the trust. Includes 3,500 shares held by Mr. Martin’s wife, as to which he disclaims beneficial ownership.

[k]	With respect to executive officers not named in the table, excludes 9,287 Restricted Stock Units subject to vesting requirements.
[l]	With respect to executive officers not named in the table, includes 866 shares owned by an officer’s spouse, as to which beneficial ownership is disclaimed.
[m]

Based on a Schedule 13G dated February 9, 2011. Of the total shares, Southeastern Asset Management, Inc. reports that it has sole voting power with respect to 395,910 shares, shared voting power with respect to 351,642 shares, sole dispositive power with respect to 511,707 shares and shared dispositive power with respect to 351,642 shares.

CORPORATE GOVERNANCE

Committees of the Board of Directors; Director Independence

The Board of Directors has adopted Corporate Governance Guidelines and written charters for the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Current copies of the Guidelines and the written charters for each of these committees are available to security holders on the Company’s website, www.markelcorp.com.

The Board of Directors held four meetings in 2010. Each director attended at least 75% of the meetings of the Board and all committees on which he or she served during 2010.

The following table reflects the current membership and the chair of the Audit, Compensation and Nominating/Corporate Governance Committees.

	Audit	Compensation	Nominating/Corporate Governance
J. Alfred Broaddus, Jr.	Member	Member	Member
Douglas C. Eby		Chair	Member
Stewart M. Kasen	Chair		Member
Lemuel E. Lewis	Member	Member	Member
Jay M. Weinberg	Member	Member	Chair
Debora J. Wilson	Member	Member	Member

The Board has determined that Messrs. Broaddus, Eby, Kasen, Lewis, and Weinberg and Ms. Wilson are each “independent” of management under applicable New York Stock Exchange (“NYSE”) rules and categorical standards for determining independence adopted by the Nominating/Corporate Governance Committee. The Board has also determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets applicable NYSE independence standards for service on those committees.

Under the categorical standards adopted by the Nominating/Corporate Governance Committee, a director is considered independent without further Board determination if the director meets NYSE standards, unless:

•

The director or a member of his or her immediate family is or has been an employee of the Company within the past three years. Employment as an interim Chairman or Chief Executive Officer does not disqualify a director from being independent following that employment.

•

The director or a member of his or her immediate family has received, in any 12 month period within the past three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation.

•

The director is a current partner or employee of a firm that is the company’s internal or external auditor; the director has an immediate family member who is a current partner of such a firm; the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

•

The director or a member of his or her immediate family is, or within the past three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serve or served at the same time on that company’s compensation committee.

•	The director is an employee, or a member of his or her immediate family is an executive officer, of a company that made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

•

The director is a director or trustee, or the director or a member of his or her immediate family is an executive officer, of a tax exempt organization which in any single fiscal year receives contributions from the Company in an amount greater than $1,000,000.

•	The director or a member of his or her immediate family receives discounted goods or services from the Company if the value of such discount exceeds $10,000 in any single fiscal year.

For these purposes, “immediate family” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

Board Leadership Structure and Risk Oversight

Mr. Kirshner serves as Chairman of the Board and Chief Executive Officer of the Company, and has held both positions since the Company became a public company in 1986. The Board believes that this leadership structure has served, and continues to serve, the Company well, particularly given the emphasis that Mr. Kirshner has placed on open communication between management and the Board and the open access that independent directors have to other members of management. Over the longer term, the Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Office, believing that this issue will be part of the succession planning process in the future.

The Audit Committee and the Board are principally responsible for monitoring the Company’s risk management. Management regularly reports to the Audit Committee and the Board on litigation risks, underwriting risks, operating risks, reserving issues, investment risks, reinsurance and catastrophe risk management. Management has also established an enterprise risk management committee which reports on its activities to the Audit Committee or the Board at least annually. In addition, management reviews with the Compensation Committee the design of the Company’s incentive compensation programs to assist in evaluating whether the programs might encourage the taking of excessive or unnecessary risks in order to earn incentive compensation. The Board believes it would follow substantially similar procedures in administering its risk oversight function regardless of its leadership structure.

Executive Sessions

The non-management directors meet in executive session without management at each scheduled Board meeting and at such other times as the non-management directors deem appropriate. The Board has no policy with respect to the appointment of a non-management director to serve as a lead director or other matters related to meetings of non-management directors and believes that such matters are to be decided by non-management directors as they deem appropriate. Currently, at each meeting of non-management directors, one of the non-management directors serves as the “chair” or “presiding” director for that meeting. This role is rotated among non-management directors in alphabetical order.

Communications with Directors

Any security holder or other interested party wishing to communicate with the Board of Directors as a whole, the non-management directors or an individual director should write to “Board of Directors,” “Non-Management Directors” or the individual director in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060. Communications from security holders or other interested parties addressed in this fashion will be sent directly to the Board of Directors, the non-management directors or the individual director, as applicable.

Compensation of Non-employee Directors

The following table sets forth compensation for the Company’s current non-employee directors for 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
J. Alfred Broaddus, Jr.	$40,000	$80,191	$4,450	$124,641
Douglas C. Eby	$40,000	$80,191	—	$120,191
Stewart M. Kasen	$40,000	$80,191	$5,000	$125,191
Lemuel E. Lewis	$40,000	$80,191	$8,518	$128,709
Darrell D. Martin	$40,000	$80,191	$20,611	$140,802
Jay M. Weinberg	$40,000	$80,191	$3,518	$123,709
Debora J. Wilson	$40,000	$80,191	$3,182	$123,373

Each non-employee director is paid an annual fee of $40,000 and reimbursement of expenses incurred in connection with attending meetings.

Non-employee directors also receive a grant of approximately $80,000 in restricted stock annually, calculated based on the fair market value of the Company’s Common Stock on the grant date.

The Company matches up to $5,000 per year in charitable contributions made by each non-employee director. All Other Compensation includes the following amounts representing matching gifts: Mr. Broaddus ($4,450); Mr. Kasen ($5,000); Mr. Lewis ($5,000); Mr. Martin ($2,500); and Ms. Wilson ($1,250).

Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Employee Stock Purchase and Bonus Plan (the “Stock Purchase Plan”). Participating directors receive Stock Bonus Awards in accordance with the terms of that plan equal to 10% of the net increase in shares purchased under the plan in a calendar year. Each of the following directors received bonus shares under the Stock Purchase Plan during 2010 with the purchase price for the bonus shares as indicated: Mr. Lewis ($3,518); Mr. Weinberg ($3,518); and Ms. Wilson ($1,932).

Markel-Gayner Asset Management Corporation, a Company subsidiary, provides investment advisory services to the Company and private clients. Directors and executive officers of the Company may receive a 50% discount on the fees charged by Markel-Gayner. The amount of the discount included in All Other Compensation for Mr. Martin is $18,111.

Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and the performance of the Company’s internal audit function. In addition, the Committee provides an avenue for communication between the internal auditors, the independent auditors, financial management and the Board.

The Board of Directors has determined that all members of the Audit Committee are “audit committee financial experts” as defined by Item 407(d) of Regulation S-K under the Exchange Act. In making this determination, the Board considered, among other things, the experience described under “Election of Directors” above and other relevant experience as summarized below:

Mr. Broaddus-As President of the Federal Reserve Bank of Richmond for eleven years, he had ultimate oversight responsibility for financial and accounting officers preparing financial reports for the bank. A Ph.D. in economics, he spent over 34 years working for the Federal Reserve Bank. He serves on the audit committees of two other publicly traded companies and has supplemented his experience with formal training in accounting issues for corporate directors.

Mr. Kasen-As Chief Executive Officer of several publicly traded companies, he has supervised the chief financial officer and/or other accounting personnel in connection with their preparation of financial statements for the companies. He also has served on the audit committee of other publicly traded companies and has had extensive experience as a private investor in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

Mr. Lewis-He has over 30 years of business experience and served for over six years as Chief Financial Officer of Landmark Communications, Inc., a privately held media company, with responsibility for the preparation of the company’s financial statements. In addition, he serves or has served as chairman of the board of directors and of the audit committee of the Federal Reserve Bank of Richmond and as a member of the audit committee of another publicly traded company.

Mr. Weinberg-As President of his law firm (for 15 years), he actively supervised the business and financial management of the firm. He has served on the audit committee of several companies and has over 50 years of experience as a lawyer serving numerous public and private companies. In his law practice and as a private investor, he has had extensive experience in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

Ms. Wilson-As President and Chief Executive Officer of The Weather Channel, she supervised financial and accounting personnel in connection with their preparation of the company’s financial statements. She has also served as a member of the audit committee of another publicly traded company.

The Audit Committee held seven meetings during 2010.

Compensation Committee

The Compensation Committee is appointed by the Board to review and approve corporate goals relevant to compensation for executive officers; evaluate executive officer performance and, in light of that performance, approve annual and long-term compensation; administer incentive stock plans; and approve or recommend executive incentive compensation plans and equity-based plans in which executive officers and members of the Board participate. The Committee also discusses succession planning with the Chief Executive Officer and other executive officers and periodically reports its views to the full Board.

The Compensation Committee has full authority over compensation of the executive officers of the Company and makes recommendations to the Board concerning the equity component of the Board’s compensation. The Committee’s authority is not delegated to any other person.

The Committee annually reviews and resets the compensation of the Company’s executive officers taking into account, among other factors, years of service; level of experience; individual areas of responsibility; the annual rate of inflation; the Company’s operating performance; and total compensation opportunities relative to compensation opportunities of other members of management of the Company and its subsidiaries. The Board of Directors conducts an annual review of director compensation, taking into account recommendations from the Committee with respect to equity-based plans in which directors participate. The Committee and the Board consider recommendations from senior management in the course of their review. Neither the Committee nor the Board has retained compensation consultants to assist it in determining the amount or form of compensation for executive officers or directors.

The Compensation Committee held six meetings during 2010.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is appointed by the Board to identify individuals qualified to become Board members; assist the Board in reviewing the independence, skills and characteristics of Board members as well as the size and composition of the Board; recommend to the Board the director nominees for the next annual meeting of shareholders; recommend to the Board nominees for each committee of the Board; and oversee the governance of the Company, including recommending to the Board the Corporate Governance Guidelines for the Company.

While the Committee has not adopted minimum criteria, it considers several qualifications when considering candidates for the Board. The Committee seeks a mix of skills and experience on the part of Board members that will maximize the Board’s effectiveness. Among attributes the Committee takes into account are integrity; leadership and policy making experience; business and financial expertise; government or community service; diversity of experience and of background; and the ability to act in the best interests of all shareholders. None of the attributes is given any particular weight in selecting a candidate. The Committee does not have a policy with respect to director diversity, but considers diversity, in its broadest sense, in selecting candidates who have a mix of experiences and backgrounds that will enhance the quality of the Board’s interactions and decisions. The Committee also seeks to have candidates with a diversity of backgrounds and experience that complement the backgrounds and experience of others on the Board. The Committee conducts an annual self-evaluation and has determined in connection with past self-evaluations that both its processes and the performance of its functions were appropriate.

Candidates should be committed to representing the long-term interests of all of the shareholders and should not have any interests which conflict with service with the Company. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

The Committee will consider candidates recommended by shareholders for consideration as directors on the same basis it evaluates other candidates. Any shareholder wishing to recommend a nominee for consideration should write to the Chairman of the Nominating/Corporate Governance Committee in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060.

The Nominating/Corporate Governance Committee held two meetings during 2010.

Code of Conduct

The Board of Directors has adopted a Code of Conduct which is applicable to all directors and associates, including executive officers. The Company has posted the Code of Conduct on its website, www.markelcorp.com. The Company intends to disclose any amendments to the Code of Conduct, as well as any waivers for directors or executive officers, by posting such information on its website.

Review of Transactions with Related Persons

Under the Company’s Code of Conduct, any potential conflict of interest that involves a director or executive officer must be approved by the Board of Directors or a designated committee. At this time, all such transactions are reviewed by the Board. In connection with the Board’s review, the Board is advised of the material facts relating to the transaction and makes a determination whether it is in the best interests of the Company to engage in the transaction.

Certain Transactions

Mr. Kirshner’s spouse, son-in-law and sister-in-law are each employed by a Company subsidiary as Executive Producer, Managing Director and Underwriting Manager, respectively. In 2010, total compensation to Mr. Kirshner’s spouse was less than $120,000. Total compensation paid to Mr. Kirshner’s son-in-law and sister-in-law in 2010 were approximately $280,000 and $140,000, respectively.

Mr. Martin’s son is employed by a Company subsidiary as a Managing Director. Total compensation paid to Mr. Martin’s son in 2010 was approximately $163,000.

COMMITTEE REPORTS

Report of the Audit Committee

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board; has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence; and has discussed KPMG’s independence with KPMG. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by KPMG is compatible with maintaining independence and has discussed with KPMG its independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The Audit Committee performs the oversight role assigned to it by the Board of Directors in its charter. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board and for attesting to the effectiveness of the Company’s internal controls. The members of the Audit Committee are not accountants or auditors and rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States).

Members of the Audit Committee

Stewart M. Kasen, Chairman, J. Alfred Broaddus, Jr., Lemuel E. Lewis, Jay M. Weinberg and Debora J. Wilson

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing in this Proxy Statement. Based upon this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Members of the Compensation Committee

Douglas C. Eby, Chairman, J. Alfred Broaddus, Jr., Lemuel E. Lewis, Jay M. Weinberg and Debora J. Wilson

COMPENSATION DISCUSSION AND ANALYSIS

The Company focuses on a business model under which the combination of underwriting profits and investment returns (including earnings from non-insurance operations) builds shareholder value over the long term. This focus is reflected in the Company’s compensation philosophy and programs. The Company’s objective is for associates, including the Company’s executive officers, to earn reasonable base salaries and benefits, but have the opportunity to earn significant performance incentives based on underwriting profitability or growth in book value per share, which takes into account both the profits earned from underwriting operations and the earnings on the Company’s investments. An additional feature is a strong emphasis on equity ownership, with the expectation that it will result in associates thinking and managing the Company’s business like owners.

The following discussion examines each of the key elements of compensation, how they are determined, and how they fit within the overall compensation structure.

Base Salary and Benefits

In general, base salary levels for executive officers are set by the Compensation Committee of the Board of Directors at the minimum levels believed to be sufficient to attract and retain qualified executives when considered with other components of the Company’s compensation structure. The Compensation Committee has not retained a compensation consultant to assist it in determining appropriate compensation levels and has not engaged in any formal benchmarking processes. The Committee has instead relied on the general knowledge, experience and good judgment of its members, both with regard to competitive compensation levels and the relative success that has been achieved by the Company, as well as information available to the members of the Committee from sources both within and outside the Company. In addition, the Committee takes into account years of service; level of experience; individual areas of responsibility; the annual rate of inflation; the Company’s operating performance; and total compensation opportunities relative to compensation opportunities of other members of management of the Company and its subsidiaries. Because of the significant incentive opportunities available to managers of the Company’s subsidiaries based on underwriting performance, the Committee also evaluates total compensation to executive officers to ensure overall fairness.

In May 2010, the Company implemented a new management structure. The members of the Office of the Chairman and their roles remained unchanged. Alan I. Kirshner continued as Chairman and Chief Executive Officer, and Anthony F. Markel and Steven A. Markel, as Vice Chairmen. Reporting to them is a three-member Office of the President. Thomas S. Gayner is President and Chief Investment Officer, while F. Michael Crowley and Richard R. Whitt, III are each President and Co-Chief Operating Officer. Anne G. Waleski succeeded Mr. Whitt as Chief Financial Officer.

Following the implementation of the new structure, the Compensation Committee reviewed executive officer salaries. The salaries of the members of the Office of the Chairman were left unchanged. To reflect their new responsibilities, the salary of each of the members of the Office of the President was increased to $550,000 annually. Ms. Waleski’s salary was increased to $290,000 annually to reflect her new role as Chief Financial Officer.

The Company offers a competitive package of employee welfare benefits, in which executive officers participate on the same basis as other salaried associates. The Company’s Retirement Savings Plan is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code (the “Code”). Each of the executive officers participated in the plan in 2010 and received the maximum Company contribution under the plan ($22,050) for the year. There is no supplemental benefit plan for executive officers with respect to the Retirement Savings Plan or any employee welfare plan.

Until December 31, 2004, the Company provided deferred compensation benefits to Mr. Kirshner and Steven A. Markel in accordance with the terms of their employment contracts, which had been in effect, with some modifications, since 1986. Following the passage of Section 409A of the Code, these arrangements were frozen, and a corresponding increase was made to their base salaries. No new contributions have been made since that date, although the outstanding balances accrue interest at an annual rate of 8%. The deferred compensation benefits payable under these arrangements are unfunded. Mr. Kirshner and Mr. Markel each elected to begin receiving distributions of the deferred compensation during 2009 for personal tax and estate planning reasons. These distributions continued in 2010, with Mr. Kirshner receiving payment in full of all deferred amounts owed to him. Mr. Markel is currently scheduled to continue receiving distributions until 2013.

Incentive Compensation

The Company’s incentive compensation program for executive officers generally consists of two elements—cash incentive compensation paid under the Executive Bonus Plan and Restricted Stock Units issued under the Omnibus Incentive Plan. All named executive officers participate in the Executive Bonus Plan. Messrs. Crowley, Gayner and Whitt and Ms. Waleski have also received Restricted Stock Unit awards under the Omnibus Incentive Plan. Mr. Kirshner and Steven A. Markel do not participate in the Omnibus Incentive Plan at their request because of both the substantial ownership of Common Stock they already have and their belief that the benefits of Restricted Stock Unit awards to the Company and to the individuals involved were more significant in the case of other members of management. The lack of participation by these executive officers in the Omnibus Incentive Plan is not reflected in higher bonus opportunities under the Executive Bonus Plan.

Awards to executive officers under both plans have generally been subject to the achievement of pre-established performance goals. The principal performance measure used in both plans for 2010 was the same—growth in book value per share. In the case of all named executive officers except Mr. Crowley, that performance measure was the five-year average of compound growth in book value per share. For Mr. Crowley, targets were set based on growth in book value per share since January 1, 2009, as he had not previously been employed by the Company. Since the measurement period for his performance target was limited in duration, payouts for him were capped at 125% of base salary under each plan. In addition, 50% of Ms. Waleski’s incentive compensation was based on performance of personal goals associated with the transition to her new role as Chief Financial Officer and associated organizational changes in the Company’s financial and accounting organization.

Growth in book value per share over a period of several years has been used as the primary performance goal under both plans based on a belief that consistent increases in book value will enhance the value of the Company and will, over time, benefit shareholders through higher stock prices. The five-year measurement period provides balance between line of sight for actions currently being taken and a long-term perspective in managing the Company’s operations. In addition, using a longer-term measurement period does not encourage the taking of excessive or unnecessary risks in order to earn incentive compensation.

Book value calculations may be modified by the Compensation Committee to reflect transactions not in the ordinary course which may affect book value including, but not limited to, share issuances or conversions, share repurchases, dividends or other distributions affecting book value. The principal adjustment that has been made is to eliminate the effect of share repurchases by the Company on the book value calculation.

As illustrated in the discussion below and in the tabular and other information under “Executive Compensation,” all executive officers have the potential to receive a majority of their total compensation in the form of incentive compensation. Moreover, if the Company achieves excellent performance over a multi-year period, a substantial majority (up to 80% for some officers) of their total compensation would be in the form of incentive compensation. While the Company believes it is important to provide incentive compensation at these levels, it believes it is also important to require sustained performance to achieve maximum payouts.

Executive Bonus Plan

The Executive Bonus Plan was approved by shareholders in 2005, and performance criteria under the plan were reapproved in 2010. The plan is administered by the Compensation Committee. The Compensation Committee has the power and complete discretion to select eligible employees to receive awards and to determine the type of award and its terms and conditions. Executive officers of the Company who the Compensation Committee determines have contributed or who can be expected to contribute significantly to the Company are eligible to receive awards under the plan.

The plan is designed so that payments generally will not be subject to the $1,000,000 deduction limit under Section 162(m) of the Code. Awards are subject to the achievement of pre-established performance goals and are administered to comply with the requirements of Section 162(m).

As discussed above, performance goals for 2010 primarily related to growth in book value. The Compensation Committee sets the amounts payable under each performance award. For each of the named executive officers, the scale for bonus awards currently used is set forth under “Non-Equity Incentive Plan Awards” on page 24. The executive receives the appropriate payment at the end of the performance period if the performance goals and other terms and conditions of the award are met. Awards are payable in cash. Under the terms of the plan, the aggregate maximum cash amount payable under the plan to any employee in any year cannot exceed the lesser of 250% of base salary or $2,500,000. Any performance award must be made before the 90th day of the period for which the performance award relates and before the completion of 25% of the period.

In addition, while the Executive Bonus Plan caps incentive compensation paid to any individual at the lesser of 250% of base salary or $2,500,000, the Compensation Committee reserves the right to approve supplementary bonuses above those levels in the case of compound growth in book value per share exceeding 20% or other special circumstances. The Committee has also authorized special bonus payments outside the Executive Bonus Plan although it has done so infrequently.

Omnibus Incentive Plan

The Compensation Committee approved performance-based Restricted Stock Unit awards in March 2010 for Messrs. Crowley, Gayner and Whitt, as well as other members of management of the Company and its subsidiaries, and in August 2010 for Ms. Waleski and one other newly elected officer, under the Company’s Omnibus Incentive Plan. Under the awards, Restricted Stock Units, expressed in dollars as a percentage of base salary, could be granted based on growth in book value per share. Each Restricted Stock Unit represents the right to receive one share of Common Stock. The table on page 25 under “Stock Awards” shows the potential value of Restricted Stock Unit grants under the awards, expressed as a percentage of base salary. Awards of Restricted Stock Units are generally administered as performance grants, designed so that payments will not be subject to the $1,000,000 deduction limit under Section 162(m).

Messrs. Crowley, Gayner and Whitt have the potential to earn equal amounts of incentive compensation in the form of cash and Restricted Stock Units. Paying a substantial portion of incentive compensation in Restricted Stock Units has the advantage of both increasing the executive officers’ equity ownership in the Company (which is aligned with the Company’s emphasis on equity ownership by associates) and furnishing a retention incentive (i.e., the executive officer must remain employed by the Company in order to be assured of vesting in the stock).

Payouts for 2010 Performance

The five-year average of the compound growth in book value per share from January 1, 2006 through December 31, 2010, taking into account adjustments for stock repurchases and other equity account transactions, was 14%; the two-year average from January 1, 2009 through December 31, 2010 was 22%. Under the terms of the awards, this resulted in a payout in 2011 for 2010 performance of 80% of year-end base salary under the Executive Bonus Plan for Messrs. Kirshner, Steven A. Markel, Gayner and Whitt, and 125% of year-end base salary for Mr. Crowley. Ms. Waleski received incentive compensation equal to 40% of base salary based on the five-year performance measure and 50% of base salary based on full achievement of her personal performance goals, for a total of 90% of her year-end base salary. Under the Omnibus Incentive Plan, Messrs. Gayner and

Whitt also received a payout in 2011 for 2010 performance of Restricted Stock Units equal in value to 80% of their base salaries; Mr. Crowley received Restricted Stock Units equal in value to 125% of his base salary; and Ms. Waleski received Restricted Stock Units equal in value to 40% of her base salary, based on the book value performance measures used for the Executive Bonus Plan.

Retention Awards

In addition to the annual awards under the Omnibus Incentive Plan, in May 2010, the Compensation Committee of the Company’s Board of Directors approved grants of Restricted Stock Units to a number of key executives, including Messrs. Crowley, Gayner and Whitt (who received 2,780 Restricted Stock Units each) to assist the Company in retaining their services. 20% of the units vest after one year, and the balance after five years, assuming continued employment with the Company in each case, with pro rata vesting in case of death, disability or retirement. Shares will be issued in respect of the initial 20% of the units promptly after vesting. The remaining shares will be issued only following termination of employment, except that issuance may occur earlier if designated share price targets are attained. Violation of non-competition agreements contained in the award agreement may result in cancellation of the award, even after vesting.

Stock Ownership Guidelines

The Company places a strong emphasis on equity ownership by executive officers and other members of senior management. The Board of Directors has adopted stock ownership guidelines that require executive officers to acquire and maintain ownership of Common Stock with a value at least equal to five times base salary and other members of senior management to acquire and maintain ownership of Common Stock with a value at least equal to two or three times base salary, depending on position. Newly hired or newly promoted executives are expected to reach these minimum levels of ownership within five years. Shares as to which the economic risks of ownership are hedged are not considered “owned” for this purpose. All persons who were executive officers in 2010 meet or exceed these guidelines, except for Mr. Crowley who joined the Company in 2009, and Ms. Waleski, who became an executive officer in 2010.

Perquisites

The Company provides limited perquisites to its executive officers as described in the footnotes to the Summary Compensation Table. The principal perquisite offered to executive officers is the ability to receive investment advisory services from Markel-Gayner Asset Management Corporation, a subsidiary of the Company, at a discounted rate, which the Company believes is an efficient way for the Company to assist executive officers, if they so choose, with management of their personal or family investment portfolios.

Employment Agreements

The Company has entered into employment agreements with each of its executive officers. The material terms of these agreements and the severance benefits payable under various scenarios are described under the heading “Potential Payments Upon Termination or Change in Control.”

Each of the employment agreements provides assurances to the Company with regard to the availability of the executive’s services, provides protection for the Company’s confidential information and trade secrets, and restricts the ability of the executive officers to compete with the Company during their employment and after its termination. In return, the executive officers are provided assurances with regard to salary, other compensation and benefits, as well as severance benefits if their employment is terminated by the Company other than for “cause.” For this purpose, “cause” includes neglect of duties; willful misconduct; conduct that may result in material injury to the reputation of the Company; active disloyalty; inability to maintain or obtain required regulatory approvals; or breach of obligations relating to confidential information, trade secrets or restrictions on competing with the Company.

In addition, Messrs. Crowley, Gayner and Whitt and Ms. Waleski are provided additional assurances following a Change in Control. In such a situation, they would receive enhanced severance benefits, but only if their employment were terminated without cause or if they chose to terminate their employment for “Good Reason.” See “Potential Payments Upon Termination or Change in Control” for a description of the benefits payable and for definitions of these terms. This additional “double trigger” protection has been provided to Messrs. Crowley, Gayner and Whitt and Ms. Waleski because they are considered more vulnerable in a Change in Control context due to their positions with the Company, their relative levels of equity ownership and the stage of their careers. The employment agreements for Mr. Kirshner and Steven A. Markel do not include additional Change in Control protections because they are not perceived to be necessary in their cases.

None of the employment agreements with the Company’s executive officers include provisions for tax gross-ups, in respect of the “parachute payment” tax imposed by Section 280G of the Code or otherwise.

Tax and Accounting Treatment

Section 162(m) of the Code imposes a $1,000,000 limit on the amount of U. S. compensation that will be deductible for U. S. tax purposes by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation (such as annual Restricted Stock Unit awards and cash incentive payments under the Executive Bonus Plan described above) that meets certain requirements will not be subject to the deduction limit. The Compensation Committee retains discretion to make bonus payments outside of the Executive Bonus Plan or to award grants under the Omnibus Incentive Plan that will count against the $1,000,000 limit. The Committee did so in the case of Mr. Crowley’s signing incentive and the retention awards made in May 2010 (although it is not currently expected that either will result in significant amounts of non-deductible compensation), and may elect to do so in other circumstances. The Compensation Committee will continue to monitor the impact of the Section 162(m) limit and will attempt to minimize the loss of tax deductions in future years as long as doing so is consistent with its objectives for management compensation.

Compensation expense with respect to Restricted Stock Units under the Omnibus Incentive Plan is fixed for accounting purposes based on the fair value of the award at the grant date, i.e., the date on which the Compensation Committee determines the number of Restricted Stock Units to be awarded. The compensation expense is recognized over the period ending when the awards vest.

EXECUTIVE COMPENSATION

The following table provides compensation information for the Company’s principal executive officer, principal financial officer and other executive officers for services in their capacities as such during 2010 and preceding years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Alan I. Kirshner	2010		$650,000	-0-	-0-	$520,000	$6,398	$42,301	$1,218,699
Chairman and Chief Executive Officer	2009		$650,000	-0-	-0-	$325,000	$7,981	$38,728	$1,021,709
	2008		$640,288	-0-	-0-	-0-	$7,390	$72,395	$ 720,073

Steven A. Markel	2010		$600,000	-0-	-0-	$480,000	$24,854	$63,720	$1,168,574
Vice Chairman	2009		$600,000	-0-	-0-	$300,000	$27,503	$59,182	$ 986,685
	2008		$600,000	-0-	-0-	-0-	$25,466	$61,243	$ 686,709

F. Michael Crowley President and Co-Chief Operating Officer	2010 2009	$ $	543,750 493,846	-0- -0-	$1,687,291 $ 500,000	$687,500 $267,500	-0- -0-	$44,685 $ 3,700	$2,963,226 $1,265,046

Thomas S. Gayner	2010		$539,583	-0-	$1,439,869	$440,000	-0-	$27,414	$2,446,866
President and Chief Investment Officer	2009		$525,000	-0-	-0-	$262,500	-0-	$27,731	$ 815,231
	2008		$515,289	-0-	$ 750,000	-0-	-0-	$27,336	$1,292,625

Richard R. Whitt, III	2010		$518,750	-0-	$1,439,869	$440,000	-0-	$25,420	$2,424,039
President and Co-Chief Operating Officer	2009		$475,000	$100,000	-0-	$237,500	-0-	$43,158	$ 855,658
	2008		$455,577	-0-	$ 637,500	-0-	-0-	$38,721	$1,131,798

Anne G. Waleski Chief Financial Officer	2010		$253,333	-0-	$ 115,902	$261,000	-0-	$24,709	$ 654,944

In accordance with applicable rules of the Securities and Exchange Commission, the Summary Compensation Table omits information regarding group life, health, hospitalization and medical reimbursement plans that do not discriminate in scope, terms or operation in favor of executive officers or directors and that are available generally to all salaried employees.

Amounts shown under “Stock Awards” fall into one of four categories:

•

Messrs. Crowley, Gayner and Whitt and Ms. Waleski received Restricted Stock Units related to achievement of performance goals for 2010. See “Grants of Plan-Based Awards – Stock Awards” for a discussion of these payments. The amounts represent the fair value of the awards determined in February 2011 and recognized by the Company for financial reporting purposes under FASB ASC Topic 718, Compensation-Stock Compensation.

•

Messrs. Crowley, Gayner and Whitt each received a retention award in May 2010 to assist the Company in retaining their services. The awards consisted of 2,780 Restricted Stock Units, with a grant date fair value of $999,688 under FASB ASC Topic 718. 20% of the units vest after one year, and the balance after five years, assuming continued employment with the Company in each case, with pro rata vesting in case of death, disability or retirement. Shares will be issued in respect of the initial 20% of the units promptly after vesting. The remaining shares will be issued only following termination of employment, except that issuance may occur earlier if designated share price targets are attained. Violation of non-competition agreements contained in the award agreement may result in cancellation of the award, even after vesting.

•	Mr. Crowley joined the Company in 2009 and received a stock award in conjunction with the commencement of his employment.

•	Awards for Messrs. Gayner and Whitt for 2008 relate to the achievement of performance goals in 2007.

Non-Equity Incentive Plan Compensation consists of amounts paid under the Company’s Executive Bonus Plan. See “Grants of Plan-Based Awards—Non-Equity Incentive Plan Awards” for a discussion of these payments and to compare amounts actually paid out as reflected in the Summary Compensation Table with potential payouts at various performance levels. Mr. Whitt received a special bonus of $100,000 in 2009 in recognition of his efforts in connection with the Company’s Atlas and One Markel projects.

Nonqualified Deferred Compensation Earnings for Mr. Kirshner and Steven A. Markel represent the difference between 8%, the rate at which amounts of deferred compensation previously set aside accrue interest, and 5.72%, which is 120% of the applicable federal long-term rate at the time the obligation was incurred.

All Other Compensation for 2010 includes the following:

•	The Company’s contributions under the Company’s Retirement Savings (401(k)) Plan in the amount of $22,050 for each person named in the Summary Compensation Table.

•

For Mr. Gayner, $964, and for Ms. Waleski, $633, representing the difference between the interest rate charged to them on loans under the Company’s Stock Purchase Plan Loan Program and 120% of the applicable federal long-term rate at the time the loan was made; in addition, Ms. Waleski received $1,876 in loan forgiveness and reductions with respect to her loans under the terms of the Program.

•	Mr. Crowley received bonus shares under the Stock Purchase Plan having a value of $18,685.

•

Markel-Gayner Asset Management Corporation, a Company subsidiary, provides investment advisory services to the Company and private clients. Directors and executive officers of the Company may receive a 50% discount on the fees charged by Markel-Gayner. The amount of the discount included in All Other Compensation for the following individuals and/or trusts or other entities related to them was as follows: Alan I. Kirshner—$14,617; and Steven A. Markel—$37,420.

•	The principal other perquisites provided were physical examinations, the cost of which did not exceed $4,100 for any individual, and incidental perquisites associated with maintaining an office.

GRANTS OF PLAN-BASED AWARDS

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards*				Estimated Possible Payouts Under Equity Incentive Plan Awards**			All Other Stock Awards: Number of Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Alan I. Kirshner	3/31/2010	$325,000	$650,000	$1,625,000
Steven A. Markel	3/31/2010	$300,000	$600,000	$1,500,000
F. Michael Crowley	3/31/2010 5/10/2010 2/23/2011	$275,000	$550,000	$687,500	$275,000	$550,000	$687,500	2,780 1,673	$ $	999,688 687,603
Thomas S. Gayner	3/31/2010 5/10/2010 2/23/2011	$275,000	$550,000	$1,375,000	$275,000	$550,000	$1,100,000	2,780 1,071	$ $	999,688 440,181
Richard R. Whitt, III	3/31/2010 5/10/2010 2/23/2011	$275,000	$550,000	$1,375,000	$275,000	$550,000	$1,100,000	2,780 1,071	$ $	999,688 440,181
Anne G. Waleski	8/20/2010 2/23/2011	$145,000	$290,000	$725,000	$72,500	$145,000	$290,000	282		$115,902

*	Payments in excess of 200% of base salary are at the discretion of the Compensation Committee. The Executive Bonus Plan caps awards at 250% of base salary, which is the amount shown under the “Maximum” column, except for Mr. Crowley whose award was capped at a lower level. The Compensation Committee reserves the right to approve supplementary bonuses above these levels in the case of compound growth in book value per share exceeding 20% or in other special circumstances.
**	When targets are set for performance-based awards, potential awards are expressed as a percentage of salary (with the reference amount being base salary at year end). The number of units awarded is determined by dividing the dollar amount by the fair market value of Common Stock on the date that the Compensation Committee certifies that the performance goals have been met. Awards in excess of 200% of base salary may be made at the discretion of the Compensation Committee.

This table shows all grants of awards under the Company’s incentive plans made during 2010. The “Grant Date Fair Value of Stock Awards” column shows the fair value of awards actually made in or for 2010 for financial reporting purposes. The remaining columns represent compensation that was potentially payable for 2010.

Amounts shown in the “Non-Equity Incentive Plan Awards” and “Equity Incentive Plan Awards” columns for all executive officers reflect potential payouts for 2010 to each executive officer at threshold, target and maximum performance levels. To compare these potential payouts with amounts actually paid, see the discussion below under “Non-Equity Incentive Plan Awards” and “Stock Awards.”

The amounts shown for Messrs. Crowley, Gayner and Whitt dated 5/20/2010 under “All Other Stock Awards” are retention awards made in May 2010 to assist the Company in retaining their services. 20% of the units vest after one year, and the balance after five years, assuming continued employment with the Company in each case, with pro rata vesting in case of death, disability or retirement. Shares will be issued in respect of the initial 20% of the units promptly after vesting. The remaining shares will be issued only following termination of employment, except that issuance may occur earlier if designated share price targets are attained. Violation of non-competition agreements contained in the award agreement may result in cancellation of the award, even after vesting.

Awards shown for Messrs. Crowley, Gayner and Whitt and Ms. Waleski dated 2/23/2011 under “All Other Stock Awards” are actual payouts made in 2011 for 2010 performance.

Non-Equity Incentive Plan Awards

For 2010, all named executive officers were eligible to receive awards under the Company’s Executive Bonus Plan, expressed as a percentage of year-end base salary. In the case of all named executive officers except Mr. Crowley, awards were based on the five-year average of the compound growth in book value per share of Common Stock as reflected in the schedule below. The five-year average of the compound growth in book value for the period ending December 31, 2010 was 14%, yielding a bonus of 80% of base salary. Mr. Crowley was eligible for an award based on growth in book value for 2009 and 2010, with the maximum amount payable being equal to 125% of salary and otherwise consistent with the schedule below. The two-year average of the compound growth in book value for the period ending December 31, 2010 was 22%, yielding a bonus for Mr. Crowley of 125% of base salary. In addition, in the case of Ms. Waleski, 50% of her potential incentive compensation was based on the five-year growth in book value goal, and 50% was based on performance of personal goals associated with the transition to her new role as Chief Financial Officer and associated organizational changes in the Company’s financial and accounting organization.

Average Compound Growth In Book Value Per Share	Bonus as % of Base Salary under the Plan

Under 11%	0%
11%	50%
12%	60%
13%	70%
14%	80%
15%	90%
16%	100%
17%	125%
18%	150%
19%	175%
20%	200%
21% and above	*

*	Amounts in excess of 200% of base salary may be paid at this performance level in the discretion of the Compensation Committee.

Stock Awards

The Compensation Committee also approved performance-based Restricted Stock Unit awards for Messrs. Crowley, Gayner and Whitt and Ms. Waleski under the Omnibus Incentive Plan. Each unit represents the right to receive one share of Common Stock. The schedule below shows potential Restricted Stock Unit grants under the awards for Messrs. Crowley, Gayner and Whitt, expressed as a percentage of year-end base salary. Potential awards to Messrs. Gayner and Whitt were based on growth in book value per share of Common Stock averaged for the period from January 1, 2006 to December 31, 2010; Mr. Crowley was eligible for an award based on growth in book value for 2009 and 2010, with the maximum amount payable being equal to 125% of salary and otherwise consistent with the schedule below. For Ms. Waleski, the target payout at five-year growth in book value of 16% would be equal to 50% of year-end base salary, with corresponding adjustments elsewhere in the schedule. The Restricted Stock Units are generally subject to a five-year cliff vesting schedule. See “Outstanding Equity Awards at Fiscal Year-End” for additional information on vesting. The five-year average compound growth in book value was 14%, and the two-year average compound growth in book value was 22%.

Average Compound Growth In Book Value Per Share	Restricted Stock Units as % of Base Salary under the Plan

Under 11%	0%
11%	50%
12%	60%
13%	70%
14%	80%
15%	90%
16%	100%
17%	125%
18%	150%
19%	175%
20%	200%
21% and above	*

*	Additional Units, in excess of 200% of base salary, may be awarded at these performance levels in the discretion of the Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
F. Michael Crowley	3,367	$1,273,164
Thomas S. Gayner	5,832	$2,205,254
Richard R. Whitt, III	5,348	$2,022,239

The stock awards reflected in the table are Restricted Stock Units under the Company’s Omnibus Incentive Plan. For each of the individuals, 2,780 units relate to retention awards made in May 2010. 20% of the units vest after one year, and the balance after five years, assuming continued employment with the Company in each case, with pro rata vesting in case of death, disability or retirement. Shares will be issued in respect of the initial 20% of the units promptly after vesting. The remaining shares will be issued only following termination of employment, except that issuance may occur earlier if designated share price targets are attained. Violation of non-competition agreements contained in the award agreement may result in cancellation of the award, even after vesting.

For Mr. Crowley, the remaining 587 units, which will vest in December 2011, are the balance of the stock award he received in conjunction with the commencement of his employment.

The remaining stock awards for Mr. Gayner and Mr. Whitt are Restricted Stock Units awarded for performance in 2006 and 2007. They will vest in December 2011 (1,447 units for Mr. Gayner and 1,204 units for Mr. Whitt) and December 2012 (1,605 units for Mr. Gayner and 1,364 units for Mr. Whitt). These Restricted Stock Units provide for “cliff” vesting (i.e., all at once, not ratably) five years after the end of the year for which the award is made. Early vesting, in whole or in part, may occur upon death, disability, retirement, following a change in control and job loss or if the Compensation Committee determines the executive had an approved termination of employment. Even upon early vesting, the shares will generally not be issued until the end of the applicable period. The awards and shares received under them may be subject to forfeiture and/or partial recapture if (i) the executive is terminated for cause; (ii) the executive becomes associated with a business that competes with the Company; or (iii) the Committee determines the executive has engaged in conduct detrimental to the interests of the Company.

Holders of Restricted Stock Units are not entitled to receive any dividends before vesting and issuance of the shares underlying the units.

Values are based on the closing price of shares of Common Stock on December 31, 2010 ($378.13 per share).

OPTION EXERCISES AND STOCK VESTED

No named executive officers have any outstanding stock options. Restricted Stock Units vested for Messrs. Crowley, Gayner and Whitt during the last fiscal year as indicated in the table below. No other named executive officers had Restricted Stock Units vest during the last fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
F. Michael Crowley	587	*	$216,263
Thomas S. Gayner	-0-	**	-0-	**
Richard R. Whitt, III	365	*	$129,004	*

*	Reflects shares receivable before payment of applicable withholding taxes. After withholding, Mr. Crowley received 397 shares, and Mr. Whitt received 247 shares.
**	521 Restricted Stock Units vested for Mr. Gayner in December 2010. He has deferred receipt of the shares issuable in respect of the units. Had receipt not been deferred, he would have received shares having a fair market value on the date of vesting of $184,140, subject to payment of applicable withholding taxes.

NONQUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2010 ($)
Alan I. Kirshner	$22,449	$233,622	-0-
Steven A. Markel	$87,208	$303,369	$757,771

Employment agreements between the Company and Mr. Kirshner and Steven A. Markel previously provided for Company contributions to deferred compensation accounts. In response to the adoption of Section 409A of the Code, which among other matters imposes excise taxes on certain types of deferred compensation, the agreements were amended as of January 1, 2005 to eliminate ongoing deferrals while “grandfathering” deferrals made before December 31, 2004. Amounts of deferred compensation previously set aside continue to accrue interest at the rate of 8% per annum compounded annually. The deferred compensation benefit is payable at a time elected by the executive or, failing an election, upon the executive’s death or termination of employment. Payments may be limited to the extent necessary to prevent the payments from becoming non-deductible to the Company under Section 162(m) of the Code. In 2009, Mr. Kirshner and Mr. Markel each elected to begin receiving distributions of the deferred compensation. In 2010, each received the payments set forth under “Aggregate Withdrawals/Distributions in Last Fiscal Year.” The amounts in the “Aggregate Balance” column that represent Company contributions were reported as compensation in the Summary Compensation Table in previous years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into employment agreements with Mr. Kirshner and Steven A. Markel which provide for the employment of those individuals as executive officers. Each agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 90 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated the executive’s employment without cause.

Each executive has agreed to preserve the confidentiality of the Company’s proprietary data and has also agreed not to compete with the Company for a period of 24 months following termination. Upon an executive’s death or disability, the Company will continue to pay base salary for twelve months. If the agreement is terminated by the Company for cause or voluntarily by the executive, the Company’s obligations under the agreement will terminate. If the agreement is terminated by the Company without cause, the Company will pay the executive his base salary and provide continuing benefits for 24 months from the date of termination (beginning six months after termination if certain provisions of Section 409A of the Code apply). In addition, subject to compliance with the covenants in his employment agreement regarding confidentiality and non-competition, at the end of the 24-month period, the executive will be entitled to receive a lump sum payment equal to twice the amount of bonus, if any, paid to him for the calendar year preceding the year in which termination occurs. The agreements also provide for annual salary reviews, bonuses by the Board of Directors, five weeks of annual vacation and participation in health, 401(k) and other benefit plans available to all U.S. employees.

The Company has entered into similar agreements with Messrs. Crowley, Gayner and Whitt and Ms. Waleski, with differences principally in the duration of the non-competition provision (which extends for twelve months), in termination compensation, and in the absence of any provision for deferred compensation.

These agreements provide for the payment of salary and benefits for twelve months if the executive’s employment is terminated without cause or, following a Change in Control, the executive voluntarily terminates employment for Good Reason. Following a Change in Control, in the case of either termination without cause or voluntary termination for Good Reason but subject to compliance with the covenants in the employment agreement regarding confidentiality and non-competition, the executive will also be entitled to receive a lump sum payment at the end of the 12-month period equal to the amount of bonus, if any, paid to the executive for the calendar year preceding the year in which termination occurs.

For these purposes “Good Reason” means a material decrease in the executive’s base salary; a material reduction in duties or responsibilities; a material breach of the agreement by the Company; or a change by more than 50 miles in the location from which the executive is expected to perform the executive’s duties.

“Change in Control” means generally the liquidation or dissolution of the Company; the acquisition of 20% or more of the Company’s outstanding shares; a business combination involving the Company; or a change in a majority of the incumbent Board of Directors of the Company, in each case unless the owners of 50% or more of the Company’s outstanding voting securities before the transaction remain the owners of 50% or more of the outstanding voting securities of the Company or other resulting entity following a transaction.

The estimated payments and benefits that would be provided upon termination under the various scenarios set forth above are quantified in the following table, assuming termination of employment took place on December 31, 2010. If the executive breached the covenants in the executive’s employment agreement regarding competition or confidential information, the Company would not be obligated to continue making payments.

Name	Death or Disability	Termination for Cause or Voluntary Termination by Executive	Termination without Cause	Termination for Good Reason After Change in Control*
Alan I. Kirshner
Payments	$650,000	-0-	$1,950,000	N/A
Benefits	-0-	-0-	$15,203

Steven A. Markel
Payments	$600,000	-0-	$1,800,000	N/A
Benefits	-0-	-0-	$15,203

F. Michael Crowley
Payments	$550,000	-0-	$550,000	$817,500
Benefits	-0-	-0-	$7,601	$7,601

Thomas S. Gayner
Payments	$550,000	-0-	$550,000	$812,500
Benefits	-0-	-0-	$7,601	$7,601

Richard R. Whitt, III
Payments	$550,000	-0-	$550,000	$787,500
Benefits	-0-	-0-	$7,601	$7,601

Anne G. Waleski
Payments	$290,000	-0-	$290,000	$395,960
Benefits	-0-	-0-	$7,601	$7,601

*	If Messrs. Crowley, Gayner and Whitt or Ms. Waleski were terminated without cause following a Change in Control, they would receive payments as described in this column.

Messrs. Crowley, Gayner and Whitt have received Restricted Stock Unit awards under the Company’s Omnibus Incentive Plan that have not yet vested. If, within twelve months following a Change in Control, their employment were terminated involuntarily or they voluntarily terminated employment for Good Reason, all outstanding terms and conditions on the Restricted Stock Units would be deemed fully satisfied and vested. See “Outstanding Equity Awards at Fiscal Year- End” for a summary of outstanding Restricted Stock Units and their value at December 31, 2010.

In addition, under the circumstances described above, all outstanding Performance Grants under the Omnibus Incentive Plan would be deemed fully earned. At December 31, 2010, that would have resulted in the issuance of shares of Common Stock worth $1,100,000 each to Messrs. Gayner and Whitt; $687,500 to Mr. Crowley; and $290,000 to Ms. Waleski.

Equity Compensation Plan Information

The following table presents information as of December 31, 2010 with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (including Restricted Stock Units)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[a]
Equity Compensation Plans Approved by Shareholders	48,493	[b]	$0	141,273	[c]
Equity Compensation Plans Not Approved by Shareholders	50,521	[d]	$229.80	0

Total	99,014		$229.80	141,273

[a]

This column excludes shares to be issued in respect of outstanding Restricted Stock Units under the Omnibus Incentive Plan or outstanding stock options under the Aspen Holdings, Inc. stock option plans (see notes b and d).

[b]

The Company has no outstanding options, warrants or rights under the Omnibus Incentive Plan. Amounts reported represent shares to be issued in respect of outstanding or vested Restricted Stock Units under the Omnibus Incentive Plan, including 5,130 shares which have vested but with respect to which receipt has been deferred. Since Restricted Stock Units do not have an exercise price, they are not taken into account in the computation of the weighted average exercise price.

[c]	Includes 80,342 shares of Common Stock eligible for issuance under the Omnibus Incentive Plan and 60,931 shares available for issuance or purchase on the open market under the Stock Purchase Plan.
[d]

In connection with the acquisition of Aspen Holdings, Inc., outstanding options to purchase Aspen common stock were converted into options to purchase shares of the Company’s Common Stock. No additional options may be issued under the Aspen plans.

OTHER MATTERS

The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR NEXT MEETING

Any shareholder desiring to make a proposal to be acted upon at the 2012 Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than November 19, 2011 in order for the proposal to be included in the Company’s proxy materials. Any such proposal should meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.

In addition, any shareholder otherwise wishing to bring a matter (other than the nomination of a director) before the annual meeting must give notice in writing to the Secretary of the Company, by registered or certified United States mail, delivered by February 9, 2012. The notice must set forth as to each matter to be brought before the meeting (i) a brief description of the business to be brought before the meeting, including the complete text of any resolutions to be presented for a vote; (ii) the name and address of record of the shareholder making the proposal; (iii) the number of shares of Common Stock beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the business to be brought before the meeting. Any matter brought before the meeting of shareholders other than in compliance with these procedures may be ruled out of order by the chairman of the meeting.

Any shareholder wishing to nominate a director at the 2012 Annual Meeting must give notice in writing of the proposed nomination to the Secretary of the Company, by registered or certified United States mail, delivered not less than 60 days in advance of the meeting (except that, if public disclosure of the meeting is made less than 70 days before the meeting, the notice must be delivered within ten days following such public disclosure). The notice must set forth (i) the name and address of record of the shareholder making the nomination and the name and address of the nominee(s); (ii) the number of shares of Common Stock beneficially owned by the shareholder; (iii) a description of all arrangements or understandings between or among the shareholder and each nominee and any other person or persons (naming such person or persons) in accordance with which the nomination is being made by the shareholder; (iv) information regarding each nominee equivalent to that required to be included in a proxy statement filed under the rules of the Securities and Exchange Commission if the nominee had been nominated by the Board of Directors; and (v) a consent of the nominee to serve as a director, if elected. Any nomination brought before the meeting other than in compliance with these procedures may be ruled out of order by the chairman of the meeting.

By Order of the Board of Directors

D. Michael Jones

Secretary

March 18, 2011

ANNUAL MEETING OF SHAREHOLDERS OF

MARKEL CORPORATION

May 9, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders are available at http://www.markelcorp.com/proxymaterials

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

21030004030000000000 6 050911

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 4 AND FOR THREE YEARS FOR PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

J. Alfred Broaddus, Jr.

Douglas C. Eby

Stewart M. Kasen

Alan I. Kirshner

Lemuel E. Lewis

Darrell D. Martin

Anthony F. Markel

Steven A. Markel

Jay M. Weinberg

Debora J. Wilson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

2. To approve the following resolution: “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”

3 years 2 years 1 year ABSTAIN

3. To approve the frequency of shareholder advisory votes approving executive compensation:

FOR AGAINST ABSTAIN

4. To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

5. In their discretion, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy when properly executed will be voted as directed. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 4 and FOR THREE (3) YEARS FOR PROPOSAL 3.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

MARKEL CORPORATION

Proxy Solicited on Behalf of the Board of Directors for

Annual Meeting of Shareholders to be Held May 9, 2011

The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 18, 2011, hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of Markel Corporation held of record by the undersigned on March 3, 2011, at the Annual Meeting of Shareholders to be held on May 9, 2011, and any adjournment thereof.

(Please date and sign on the reserve side.)

14475

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 09, 2011

MARKEL CORPORATION

Meeting Information

Meeting Type: Annual Meeting

For holders as of: March 03, 2011

Date: May 09, 2011 Time: 4:30 PM EST

Location: Richmond CenterStage

600 East Grace Street

Richmond, Virginia

BROKER

LOGO

HERE

Return Address Line 1

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Return Address Line 3

51 MERCEDES WAY

EDGEWOOD NY 11717

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

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John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

0000088922_1 R1.0.0.11699

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You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Broadridge Internal Use Only

Job #

Envelope #

Sequence #

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B A R C O D E

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report 2. Notice & Proxy Statement

How to View Online:

Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com

2) BY TELEPHONE: 1-800-579-1639

3) BY E-MAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 25, 2011 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Internal Use Only

0000088922_2 R1.0.0.11699

Voting items

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

Nominees

01 J. Alfred Broaddus, Jr. 02 Douglas C. Eby 03 Stewart M. Kasen 04 Alan I. Kirshner 05 Lemuel E. Lewis

06 Darrell D. Martin 07 Anthony F. Markel 08 Steven A. Markel 09 Jay M. Weinberg 10 Debora J. Wilson

The Board of Directors recommends you vote FOR the following proposal(s):

2 To approve the following resolution: “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”

The Board of Directors recommends you vote 3 YEARS on the following proposal:

3 To approve the frequency of shareholder advisory votes approving executive compensation.

The Board of Directors recommends you vote FOR the following proposal(s):

4 To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

NOTE: In their discretion, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

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B A R C O D E

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0000088922_3 R1.0.0.11699

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Voting Instructions

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AS REQUIRED BY THE NEW YORK STOCK EXCHANGE

THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE

Broadridge Internal Use Only

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0000088922_4 R1.0.0.11699